Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

FOUR TIMES SQUARE
New York 10036-6522

________

TEL: (212) 735-3000

FAX: (212) 735-2000

www.skadden.com

November 14, 2013

JGWPT Holdings Inc.

201 King of Prussia Road – Suite 501

Radnor, Pennsylvania 19087-5148

FIRM/AFFILIATE OFFICES

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BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

 FRANKFURT

HONG KONG

 LONDON

MOSCOW

MUNICH

 PARIS

SÃO PAULO

 SHANGHAI

SINGAPORE

 SYDNEY

TOKYO

 TORONTO

VIENNA

Re:	JGWPT Holdings Inc.; Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to JGWPT Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of 2,907,862 shares of (the “Plan Shares”) of the Company’s Class A common stock, par value $0.00001 per share (the “Common Stock”), issuable pursuant to the JGWPT Holdings Inc. 2013 Omnibus Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Plan; (iii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect and as certified by the Secretary of State of the State of Delaware (the “Charter”); (iv) the Amended and Restated Bylaws of the Company, as currently in effect (the “Bylaws”); and (v) certain resolutions of the Board of Directors of the Company (the “Board”) relating to (A) the adoption of the Plan, (B) the filing of the Registration Statement, and (C) the grant, effective immediately following the filing and effectiveness of the Registration Statement, pursuant to the Plan of an aggregate of 7,858 shares of restricted Common Stock to certain non-employee directors of the Company (the “Restricted Plan Shares”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have also assumed that:

(a) the Board, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the Plan, to authorize and approve the issuance of the Plan Shares other than the Restricted Plan Shares (the “Available Plan Shares”),

(b) the consideration received by the Company for each Plan Share delivered pursuant to the Plan shall not be less than the par value of the Common Stock; and

(c) the Company and any relevant optionholder will have executed a grant certificate, award certificate or other agreement relating to such options (the “Grant Certificate”) in accordance with the terms of the Plan.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.          When the Board, or a duly authorized committee thereof, has taken all necessary corporate action to authorize and approve the issuance of the Available Plan Shares and the issuance thereof is duly registered in the Company’s books and records in accordance with the terms of the Charter, the Bylaws and the Plan, the Available Plan Shares will be validly issued, fully paid and nonassessable.

2.          The Restricted Plan Shares have been duly authorized for issuance and, when the issuance thereof is duly registered in the Company’s books and records in accordance with the terms of the Charter, the Bylaws and the Plan, the Restricted Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP